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                                                                     Exhibit 5.0
                                                                     -----------

                                 LeClair Ryan
                          A Professional Corporation
                               Attorneys At Law

                     707 EAST MAIN STREET, ELEVENTH FLOOR
                           RICHMOND, VIRGINIA 23219
                                 ____________

                                (804) 783-2003
                              www.leclairryan.com

                               October 27, 2000


F&M National Corporation
9 Court Square
Winchester, Virginia 22601

Ladies and Gentlemen:

     We have acted as counsel to F&M National Corporation, a Virginia corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933 (the "Securities Act") of a maximum of 566,175 shares (the "Shares") of the Company's common stock issuable pursuant to the Agreement and Plan of Reorganization, dated as of August 23, 2000, by and between the Company and Community Bankshares of Maryland, Inc. ("Community Bankshares"), and the related Plan of Merger (collectively, the "Agreement"), whereby each share of Community Bankshares common stock will be exchanged for 0.75 shares of Company common stock pursuant to the terms set forth in the Agreement.

     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:

     .    the Registration Statement;

     . the Articles of Incorporation and Bylaws of the Company, as amended and as currently in effect;

     . certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement;

     .    the Agreement; and

     . such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
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                                 LeClair Ryan

F&M National Corporation
October 27, 2000
Page 2


     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Community Bankshares common stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     The law covered by the opinion set forth above is limited to the laws of the Commonwealth of Virginia and the federal law of the United States of America.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.0 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.


                                   Sincerely,

                                   LECLAIR RYAN,
                                   A Professional Corporation